EXHIBIT 99.1

                             THE GRAND UNION COMPANY
                          ASSOCIATE STOCK PURCHASE PLAN


     The following constitutes the provisions of The Grand Union Company Associate Stock Purchase Plan (herein, called the "Plan"). As used herein the terms "Company" and "Grand Union" refer to The Grand Union Company and, where appropriate, any Participating Company of The Grand Union Company.

1.     Purpose.

     The purpose of the Plan is to align Associate interests more closely with stockholder interests, foster continued cordial Associate relations, and provide additional compensation in exchange for the future services of Associates, all by providing Associates of the Company with an opportunity to purchase Common Stock of the Company. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code and the regulations promulgated thereunder.

2.     Definitions.

     (a) "Associate" means an employee of The Grand Union Company or a Participating Company.

     (b) "Board" means the Board of Directors of The Grand Union Company.

     (c) "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer this Plan.

     (e) "Common Stock" means the Company's common stock, par value of $0.01 per share.

     (f) "Deduction Account" means a bookkeeping account maintained by the Company to keep track of a Participant's payroll contributions within a particular Offering Period prior to the Purchase Date.

     (g) "Eligible Associate" has the meaning specified in Section 3.

     (h) "Fair Market Value" means, with respect to the Company's Common Stock as of a specific date, the last sale price on that date as reported by the principal exchange on which the Company has listed its Common Stock for trading or by the National Association of Securities Dealers, Inc. Automated Quotations System or such other similar system then in use (each, a "nationally recognized exchange"), or if no sale is made on such date, the corresponding last sale price on the first preceding date on which the Company's Common Stock was sold. If the Company's Common Stock is not listed for trading on any nationally recognized exchange, then "Fair Market Value" means the average of the closing bid and asked prices with respect to such Stock, as furnished by a professional market maker making a market in such Stock selected by the Committee; or if such prices are not available, the Fair Market Value of such Stock as of such date as determined in good faith by the Committee.

     (i) "Offering period" has the meaning specified in Section 4.

     (j) "Option Grant Date" means the first Trading Day of' each Offering Period of the Plan.

     (k) "Option Price" has the meaning specified in Section 7.

     (1) "Participant" means an Eligible Associate who has become a Participant in the Plan pursuant to Section 5.

     (m)  "Participating   Company"  means  any  present  or  future  parent  or
subsidiary of the Company (determined by reference to Section 424 of the Internal Revenue Code) designated by the Board to be a Participating Company.

     (n) "Plan Agent" means a third party selected by the Company to hold shares, maintain records and provide administrative services with respect to the Plan.

     (o)  "Purchase   Account"  means  an  account  in  the  Participant's  name maintained by the Plan Agent, which reflects the number of shares purchased under the Plan by the Participant and credited pursuant to Section 9.

     (p) "Purchase Date" means the last Trading Day of each Offering Period of the Plan.

     (q) "Trading Day" means a day on which, the stock exchange, which trades Grand Union Common Stock, is open for trading.


3.   Eligibility.

     Any Associate who has been continuously employed with, the Company for a period of at least six months ending on or prior to the first day of an Offering Period shall be an Eligible Associate with respect to such Offering Period, unless the Associate is on a leave of absence at the beginning of the Offering Period. An Associate who has been continuously employed shall be an Eligible Associate as of the date in the sixth month after the Associate's employment commencement date, which corresponds numerically with the Associate's employment commencement date. Members of the Board or the Committee who are Eligible Associates are permitted to participate in the Plan.

4.   Offering Period.

     Absent action by the Board, each, Offering Period, with the exception of the initial Offering Period, shall be for a period of three calendar months, commencing on the first day of January, April, July and October and ending, respectively on the last day of March, June, September and December. The Board may, without shareholder approval, (i) change the commencement date and duration of Offering Periods with, respect to future offerings, if such change is announced at least thirty (30) days prior to the scheduled beginning of the first Offering Period to be affected by such change or (ii) cancel an offering at any time prior to the commencement date. The Board has established that the initial Offering Period under the Plan shall be for a period of two (2) months commencing November l, 1997 and concluding December 31, 1997. An Offering Period shall be deemed to have ended on the effective date upon which the Plan is terminated in accordance with the provisions of Section 19.

5.   Participation.

     An Associate may become a Participant by completing an enrollment form provided by the Company and filing that form with the designated Company office not later than the fifteenth (15th) day prior to the commencement of an Offering Period with respect to which he or she is an Eligible Associate, subject to the limitations imposed by the Plan. Enrollment forms for the initial Offering Period must be received by the designated Company office not later than seven
(7) says prior to the commencement of the initial Offering Period. An Associate who becomes an Eligible Associate after the first day of an Offering Period may not participate in the Plan until the next Offering Period.

6.   Contributions.

     (a) At the time a Participant files his or her enrollment form, he or she shall elect to have payroll contributions deducted on each payday during the Offering Period, subject to the maximum prescribed in Section 6(e). Unless the Committee provides otherwise, the amount to be deducted from each Participant's pay is to be designated as a specific dollar amount, with a minimum deduction of Four Dollars ($4) per weekly payroll period and a maximum deduction of Four Hundred Dollars ($400) per weekly payroll period. All payroll contributions authorized by a Participant shall be withheld by the Company from the Participant's pay and the Company shall maintain a Deduction Account in the name of the Participant until such amounts are credited to the Participant's Purchase Account as of the next Purchase Date.

     (b) A Participant's payroll deduction election shall remain in effect until changed or revoked or participation is otherwise terminated as provided in
Section 10, or by the Company. Payroll contributions shall be made for each payroll period ending during a particular Offering Period.

     (c) A Participant may make additional contributions, subject to the limits of Section 6(e), by making payment in the manner specified by the Company at least fifteen (15) days prior to the end of the Offering Period.

     (d) A Participant may discontinue his or her participation in the Plan as provided in Section 10, and may decrease or increase the rate of his or her payroll contributions during the Offering Period by completing and filing with the Company a new authorization for payroll deduction. The new authorization must be received by the Company at least fifteen (15) days prior to the proposed effective date of the change.

     (e) The aggregate of all payroll contributions and additional contributions per Eligible Associate during an Offering Period shall not exceed Five Thousand Two Hundred Dollars ($5,200), unless the Offering Period is other than a period of three calendar months, in which case such aggregate deductions and contributions shall not exceed the product of Four Hundred Dollars ($400) times the number of weeks during the Offering Period with respect to which such amounts are accumulated, rounded to the nearest full week.

     (f) All payroll contributions or additional contributions received or held by the Company or the Plan Agent under the Plan are general corporate assets of the Company and may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such amounts.

     (g) No interest shall accrue on amounts held in a Participant's Deduction Account or Purchase Account.

     (h) Contributions and deductions during a particular Offering Period may not be withdrawn prior to the Purchase Date, except as provided under Section 10.

     (i) No further contributions may be made by a Participant after the date on which his or her employment with the Company, or any Participating Company, terminates for any reason.

7.     Grant of Option.

     (a) On each Option Grant Date, each Participant in the Plan shall be deemed to have been granted an option to purchase (at the per share Option Price) a maximum number of shares of the Company's Common Stock, rounded to the nearest ten thousandth of a share, determined by dividing: (i) Five Thousand Two Hundred Dollars ($5,200), by (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Company's Common Stock on such Option Grant Date; but in, no event shall such number be greater than the amount permitted under Section 7(b) of this Plan. For any Offering Period which is not a calendar quarter, the amount determined under (i) above shall be no greater than Four Hundred Dollars ($400) times the number of weeks during the Offering Period.

     (b) Exceptions. Any provisions of the Plan to the contrary notwithstanding, any option granted to a Participant shall be limited so that:

               (i) Immediately after the grant, such Participant would not own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including stock which the Participant may purchase under outstanding options and stock the ownership of which is attributed to the Participant under Section 424(d) of the Code), and

               (ii) the Participant's right to purchase shares under all employee stock purchase plans of the Company and its parent or subsidiaries shall not accrue (i.e., first become exercisable) at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such shares (determined at the time such option is granted) for each calendar year in which such option is exercisable and outstanding at any time.

     (c) The Option price per share of such shares shall be the lower of: (i) 85% of the Fair Market Value of a share of the Company's Common Stock on the Option Grant Date; or (ii) 85% of the Fair Market Value of a share of the Company's Common Stock on the Purchase Date. In each case, the per share Option price shall be rounded to the nearest ten thousandth of a dollar.

8.     Exercise of Option.

     (a) Automatic Exercise. Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically for the number of whole and fractional shares (rounded to the nearest ten-thousandth) which the amount in the Participant's Purchase Account on the Purchase Date could purchase at the Option Price, but not in excess of the number of shares determined in Section 7(a). An option is exercisable only on the Purchase Date and only to the extent of the amount in the Participant's Purchase Account. Participant's option to purchase shares hereunder is exercisable only by the Participant or, in the event of the Participant's death or incompetence, by the Participant's legal representative. No options shall be exercisable unless and until stockholders approve this Plan within twelve months before or after its adoption by the Board of Directors.

     (b) Withholding Taxes. The Company may prescribe procedures under which the amount of federal, state or local taxes required to be withheld must be paid to the Company by a Participant before shares are issued to that Participant, or may be deducted, either at the time of exercise or following disposition of shares purchased, from a Participant's pay, the Participant's Deduction Account or the Participant's Purchase Account.

     (c) Excess Contributions. Any excess contributions remaining in the Participant's Purchase Account after each purchase of the shares on the Purchase Date will be credited to the Participant through the Company payroll or otherwise be paid directly to the Participant by check, at the Company's discretion.

9.     Delivery.

     As promptly as practicable after each Purchase Date of each offering, the Company shall arrange to have credited to the Participant's Purchase Account the number of whole and fractional shares purchased by the Participant. Shares issued under the Plan may be issued only in the name of the Participant or in the street name for the company holding shares for the Plan Agent. Shares held in a Participant's Purchase Account may be transferred from that account at any time by sale, gift, will, operation of the laws of descent and distribution, or domestic relations order. Shares may not be issued to the Participant in certificate form or transferred (other than by sale, gift, will, operation of the laws of descent and distribution, or domestic relations order) within two years from the Option Grant Date applicable to the shares being transferred, without the written consent of the Company. In the event shares are distributed to the Participant in certificate form, the Participant shall receive a certificate for the number of whole shares requested, and if no other whole shares remain, shall receive cash in lieu of any fractional share, based on the selling price of shares sold to cover the fractional share.

10.  Withdrawal; Termination of Employment.

     (a) Retirement. On termination of the Participant's employment by reason of retirement, in accordance with Company policy, the Participant may withdraw any or all amounts held in his or her Deduction Account and shares credited to his or her Purchase Account by filing a written request with the designated office of the Company at least fifteen (15) days prior to the end of the Offering Period. Amounts not withdrawn from the Participant's Deduction Account will be applied to purchase shares at the end of the Offering Period.

     (b) Termination. If the Participant's employment is terminated prior to the end of an Offering Period for any reason other then retirement, including permanent disability or death, and such termination is recorded on Company records prior to the end of the Offering Period, the payroll contributions and additional contributions credited to the Participant's Deduction Account will be returned to him or her, or in the case of his or her death, to the executor or administrator of his or her estate, and his or her option will be canceled.

     (c) Leave of Absence. An Eligible Associate or a Participant who has been granted a leave of absence shall, for purposes of the Plan, be deemed an Associate for the first 90 days of such leave of absence, and thereafter shall, for the purposes of the Plan, be deemed to have terminated employment on the 91st day of such leave of absence. Payroll contributions for a Participant who has been on a leave of absence will resume at the same rate as in effect prior to such leave upon return to work unless changed by such Participant, unless the Participant has been on a leave of absence for more than ninety (90) days, or unless the Participant was on leave at the beginning of the Offering Period, in which cases the Participant shall not be permitted to re-enter the Plan until an enrollment form is filed by the Participant with respect to a subsequent Offering Period which commences after such Participant has returned to work from the leave of absence.

     (d) Cessation of Participation. A Participant may terminate participation in the Plan as of any date during an Offering Period by giving written notice thereof (on a form approved by the Committee) to an office designated by the Company at least fifteen (15) days in advance of the proposed effective date of such termination. Nevertheless, if the revocation becomes effective during an Offering Period, any accumulated payroll contributions and additional contributions will be used to purchase shares at the end of the Offering Period. A Participant who terminates participation in the Plan during an Offering Period may not re-enter the Plan until the following Offering Period.

     (e) Involuntary Closure of Account. At the Company's discretion, a Participant's Purchase Account may be closed at any time by distributing directly to the Participant a certificate representing the number of whole shares in the Purchase Account and paying out any fractional shares in cash. A Participant's Purchase Account shall be closed upon or after the Participant's termination of employment if the Participant's Purchase Account consists solely of shares that were purchased as of the end of an Offering Period the first day of which is more than two (2) years prior to the date of the termination of the Participant's employment with the Company or any Participating Company.

11.  Stock.

     (a) The maximum number of shares of the Company's Common Stock which may be sold pursuant to all options exercised under the Plan shall be One Million (1,000,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 15. The shares to be sold to Participants in the Plan may be, at the election of the Company, either treasury shares or authorized but unissued shares. In addition, the Company may acquire shares of the Company's Common Stock in the open market for resale under this Plan. If the total number of shares which would otherwise be subject to purchase pursuant to
Section 8 hereof exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform and equitable a manner as is practicable. In such event, the Company may reduce the rate of payroll contributions as appropriate.

     (b) The Participant will have no interest or voting rights in shares covered by his or her option until such option has been exercised.

12.  Administration.

     (a) The Plan shall be administered by the Committee. The Board may from time to time remove members from or add members to the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. Acts taken or approved by a majority of the Committee at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee may delegate part or all of its responsibilities, other than the authority to amend the Plan, subject to the limitations of law and of the Plan. In the absence of any specific delegation, such responsibilities shall be deemed delegated to the Company.

     (b) The Plan shall be administered in a manner that assures all Participants the same rights and privileges. The Committee shall have the final authority to interpret the Plan, and any decision by the Committee in connection therewith shall be final, conclusive and binding upon all Participants and other persons.

     (c) No member of the Board or the Committee, and no Associate of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. In addition to such other rights of indemnification as they may have, members of the Board, members of the Committee and Associates shall be indemnified by the Company against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection, with the performance of duties under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the person seeking indemnification is liable for gross negligence or willful misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or proceeding the person seeking indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

     (d) All costs and expenses incurred in administering the Plan not chargeable to the Participant's Deduction and/or Purchase Account shall be paid by the Company. The Board or the Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

13.  Non-transferability.

     Any option to purchase shares under the Plan may not be assigned, transferred, pledged or otherwise disposed of in any way. Any such attempt at assignment, transfer, pledge or other disposition, shall be void and without effect.

14.  Statements.

     Statements of account will be delivered to Participants promptly following each Purchase Date, which statements will set forth the amounts of payroll contributions and additional contributions, the per share purchase price, the number of shares purchased and any excess contributions.

15.  Changes in Capitalization.

     In the event of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or the like, the number of shares then subject to option and the number of authorized shares remaining available to be sold shall be increased or decreased appropriately.

16.  Certain Corporate Transactions.

     (a) Cash-Out of Options. Subject to paragraph (c) below, the Board of Directors may elect to terminate this Plan and any pending Offering Period as of the effective date of a Change of Control, in which case the Company shall (1) pay to each Participant whose options have been terminated an amount equal to the Award Value with respect to such options, such payment to be made within 30 days after the Change of Control, and (2) the Company and the Plan Agent shall return to each Participant all payroll contributions withheld and additional contributions credited during the Offering Period in which the Change of Control occurred. For purposes of this section, the Award Value shall be determined as
(i) the amount by which the Market Price exceeds the Option Price, times (ii) the aggregate of payroll contributions and additional contributions so returned to the Participant, divided by the Option Price. The Market Price shall be determined as the average of the Fair Market Value of the Company's Common Stock for the period of twenty (20) trading days ending on the effective date of the Change of Control.

     (b) Property in Lieu of Option. Notwithstanding the foregoing, the termination of options and the payment of Award Values described in paragraph
(a) of this section shall not apply with respect to any transaction in which any of the following occur: (i) the holder of an option receives replacement options, as the case may be, allowing the holder to receive, on the same terms as in the original option, the greatest amount of securities, cash or other property to which such holder would have been entitled as a holder of Common Stock upon consummation of the transaction if such holder had exercised the rights represented by the option held by such holder immediately prior to the transaction, or (ii) the Plan and all options outstanding thereunder are assumed by the acquiring company, or (iii) the Participant receives a replacement option that satisfies the requirements of Code Section 424(a).

     (c) "Change of Control" means any of the following: (1) any person, entity or Group (defined as persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company; (2) a consolidation, merger, or sale of substantially all of the assets of the Company, with the effect that any person, entity or Group becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; (3) during any consecutive two-year period commencing July 1, 1996, individuals who constituted the Board of Directors at the beginning of such period, together with any new directors whose election by the Board or nomination for election by stockholders was approved by 2/3 of the directors who were in office at the beginning of the period or whose election or nomination was so approved, cease to constitute a majority of the Board then in office; or
(4) entry of any order, judgment or decree of dissolution or split-up of the Company, which remains in effect for a period in excess of 60 days. For purposes of this provision, "more than 50% of the Voting Stock" means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board, and the aggregate of such classes for which the person, entity or Group holds more than 50% has the power to elect more than 50% of the members of the Board. Beneficial ownership will be determined by applying the rules applicable under Section 1 3(d) of the Securities Exchange Act of 1934, as amended.

17.  Amendment.

     The Board of Directors may at any time amend the Plan. No such amendment may make any change in any option previously granted which adversely affects the rights of any Participant without such Participant's consent. No amendment for which stockholder approval is required shall be effective unless such approval is obtained within the required time period. Whether stockholder approval is required shall be determined by the Board and shall be consistent with the rules of the Securities Exchange Commission, the Code and the rules of the stock exchange(s) on which the Company's shares are listed, as such rules are in effect at the time the Plan amendment becomes effective.

18.  Stockholder Approval.

     Approval of the stockholders may be obtained either by favorable vote of a majority of the voting stock present or represented and entitled to vote on the matter at a stockholder's meeting at which a quorum representing a majority of the outstanding voting stock is present and voting on the Plan, either in person or by proxy, or by the written consent of the holders of a majority of the outstanding voting stock, in either case with Common Stock and other voting shares convertible into Common Stock being considered together for the purpose of determining a majority of the outstanding voting stock or a majority of the voting stock present or represented and entitled to vote.

19.  Termination.

     The Board may terminate the Plan at any time. Unless sooner terminated by the Board, or extended by a vote of stockholders in the manner provided for in
Section 18, this Plan shall terminate on the earlier of September 30, 2007, or the date on which all shares authorized to be issued under the Plan have been purchased. No such termination shall adversely affect options previously granted without the consent of the affected Participants.

20.  Employment Relationship.

     Nothing in this Plan shall confer on any person the right to continue in the employ of the Company, or shall interfere with or restrict the rights of the Company, which are hereby expressly reserved, to terminate or modify the employment of any person at any time, with or without cause, subject to the terms and conditions of any applicable collective bargaining agreement.

21.  Notices.

     All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.  Government and Other Regulations.

     The Plan, and the grant and exercise of the rights to purchase shares hereunder, and Grand Union's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable Federal, State and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for Grand Union, be required.

23.  Applicable Law.

     This Plan shall be interpreted in a manner intended to give full effect to the provisions of the Plan, except where to do so would conflict with the laws of the State of Delaware.